Exhibit 10.1

UNITED THERAPEUTICS CORPORATION

SECTION 162(M) BONUS PLAN

1.                                      Purpose. The purpose of this Plan is to provide certain employees of United Therapeutics Corporation and its Subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of amounts that may qualify as performance-based compensation under Section 162(m) of the Code.

2.                                      Definitions.

(a)                                 “Board” means the Board of Directors of the Company.

(b)                                 “Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, as determined pursuant to Section 8 below.

(c)                                  “Bonus Formula” means, with respect to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether the targeted goals for the Performance Measures have been achieved.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Committee” means the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

(f)                                   “Company” means United Therapeutics Corporation.

(g)                                  “Fiscal Year” means the calendar year.

(h)                                 “Participant” means a “covered employee” within the meaning of Section 162(m) of the Code.

(i)                                     “Performance Measure” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation, license fees, share-based compensation, and/or amortization, or other non-GAAP profitability measures), (ii) income, net income or operating income, (iii) revenues, (iv) net sales, (v) return on sales, (vi) return on equity, (vii) return on capital (including return on total capital or return on invested capital), (viii) return on assets or net assets, (ix) economic value added measurements, (x) return on invested capital, (xi) return on operating revenue, (xii) cash flow (before or after dividends), (xii) stock price, (xiv) total shareholder return, (xv) market capitalization, (xvi) economic value added, (xvii) debt leverage (debt to capital), (xviii) operating profit or net operating profit, (xix) operating margin or profit margin, (xx) cash from operations, (xxi) market share, (xxii) product development or release schedules, (xxiii) new product innovation, (xxiv) cost reductions, (xxv) customer service, or (xxvi) customer satisfaction. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Performance Measure to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a performance period: (i) asset write- downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, and (iv) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(j)                                    “Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(k)                                 “Plan” means this United Therapeutics Corporation Section 162(m) Bonus Plan.

(l)                                     “Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Section 162(m) of the Code.

(m)                             “Subsidiary” means any corporation (other than the Company), limited liability company or other form of entity in an unbroken chain of entities beginning with the Company where each of the entities in the unbroken chain other than the last entity owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other entities in the chain, and if specifically determined by the Committee, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

3.                                      Eligibility. The individuals eligible to participate in this Plan for a given Performance Period shall be the Company’s “covered employees” (within the meaning of Section 162(m) of the Code).

4.                                      Plan Administration.

(a)                                 The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Bonuses may from time to time be paid hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Bonus; (iii) determine the time when Bonuses will be granted and paid and the Performance Period to which they relate; (iv) certify the achievement of Performance Measures and the maximum amount of the Bonus payable for each Participant in respect of Performance Periods; (v) determine the effect of a change in control on Bonuses; (vi) determine whether payment of Bonuses may be deferred by Participants as provided in Section 8(b); (vii) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Bonus award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)                                 Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary, any Participant and any person claiming any benefit or right under an award or under the Plan.

(c)                                  Notwithstanding the foregoing, to the extent consistent with Section 162(m) of the Code, the Committee may delegate the responsibility for administering the Plan, subject to such limitations as the Committee deems appropriate. All references in the Plan to the “Committee” shall be, as applicable, to the Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the Plan.

5.                                      Term. This Plan shall be effective upon approval of the Plan at the Company’s 2014 meeting of shareholders. Once approved by the Company’s shareholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any shareholder approval requirement under Section 162(m) of the Code ceases to be met or (iii) the date that is five years after the shareholder meeting in 2014 (provided that no such termination shall adversely impact Bonuses granted prior to the date of such meeting).

6.                                      Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

(a)                                 Performance Period;

(b)                                 Positions or names of employees who will be Participants for the Performance Period;

(c)                                  Targeted goals for selected Performance Measures during the Performance Period; and

(d)                                 Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.                                      Determination of Amount of Bonus.

(a)                                 Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Section 162(m) of the Code) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula. The aggregate Bonus(es) payable to any Participant with respect to any Performance Period shall not exceed $5 million (and, for the avoidance of doubt, two periods that do not exactly coincide are different Performance Periods for this purpose).

(b)                                 Right to Receive Payment. Each Bonus under this Plan shall be paid solely from general assets of the Company and its Subsidiaries. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.                                      Payment of Bonuses.

(a)                                 Timing of Distributions. The Company and its Subsidiaries shall distribute amounts payable to Participants at such time(s) as determined by the Committee following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the applicable Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under a Company-approved deferred compensation plan or arrangement.

(b)                                 Payment. Unless otherwise determined by the Committee, the payment of a Bonus, if any, with respect to a specific Performance Period is subject to the Participant remaining an active employee on the Company’s or a Subsidiary’s payroll through the applicable payment date.

(d)                                 Code Section 409A. The Bonuses payable under the Plan are intended to be excluded from coverage under Code Section 409A pursuant to the “short-term deferral rule.” However, to the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

9.                                      Amendment and Termination. The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would increase the amount of compensation payable pursuant to such Bonus.

10.                               Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.                               No Additional Participant Rights.

(a)                                 No individual or Participant shall have any claim to be granted any Bonus under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)                                 Furthermore, nothing in the Plan or any Bonus granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate a Participant’s employment or other relationship at any time, with or without cause.

12.                               Successors. All obligations of the Company or its Subsidiaries under the Plan with respect to Bonuses shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.                               Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may receive payment under the Plan after the Participant’s death.

14.                               Severability. If any provision of the Plan or any Bonus is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Bonus under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Bonus, such provision shall be stricken as to such jurisdiction, person or Bonus, and the remainder of the Plan and any such Bonus shall remain in full force and effect.

15.                               Governing Law. The Plan, all Bonuses granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.